Exhibit 99.1

PRESS RELEASE

For more information contact:	April 21, 2008
Lisa Free
(334) 676-5105

COLONIAL BANCGROUP REPORTS 1st QUARTER EARNINGS

SUMMARY OF 1st QUARTER 2008 RESULTS:

•	Earnings per share of $0.16 for the 1st quarter, an increase of $0.10 over the 4th quarter 2007 and a decrease of $0.08 from the 1st quarter 2007

•	$34 million in net charge-offs or 0.84% annualized of average loans for the 1st quarter, down from 0.88% of average loans in the 4th quarter 2007

•	Provision for loan loss was $35.5 million, down from $93 million in the 4th quarter 2007; loan loss reserve was 1.50% of net loans at 12/31/07 and 3/31/08

•	Nonperforming assets ratio was 1.65% at 3/31/08 compared to 0.86% at 12/31/07 and 0.22% at 3/31/07

•	Net interest margin of 2.94% for the 1st quarter was down 49 basis points from the 4th quarter 2007 and down 52 basis points from the 1st quarter 2007

•	Average deposit growth of 17% over the 1st quarter 2007 and 38% annualized over the 4th quarter 2007

•	Core noninterest income growth of 11% over the 1st quarter 2007; decrease from the 4th quarter 2007 by 10%

•	Solid capital ratios at 3/31/08, Tier I at 8.05%, Total Capital at 12.01% and Leverage at 6.10%

•	Issued $250 million of 8.875% subordinated debt

•	Total assets of $27 billion at 3/31/08

•	Declared quarterly common dividend of $0.095 per share

MONTGOMERY, Ala. - (NYSE: CNB) The Colonial BancGroup, Inc. Chairman, CEO and President, Robert E. Lowder, announced today that the Company’s earnings for the quarter ended March 31, 2008 were $0.16 per diluted share. “I am happy to report that we earned $0.16 per share in the first quarter despite the challenging operating environment for all financial institutions. Our continued profitability is evidence of our ability to deal with a difficult credit environment while continuing to focus on our core business. Over the years, Colonial has weathered many credit cycles. The experience we have gained as we navigated through market downturns has prepared us for the current issues that we face as a Company. As we have stated many times, while Colonial is not immune to the current economic conditions and we expect adverse conditions to continue through the remainder of 2008, we believe that we have identified the problems and those problems are centered in our residential real estate construction portfolio. We are pleased to report that, to date, we have not seen significant declining credit quality trends in the commercial real estate, consumer or C&I portfolios,” said Mr. Lowder.

Colonial also announced today that it will issue common equity in a public offering and will reduce its dividend in order to fortify its balance sheet in this unprecedented period of industry-wide credit losses. Though the Company would remain well-capitalized independent of the offering, the issuance is a proactive and prudent step to allow it to continue its aggressive loan work out efforts while maintaining healthy capital ratios. In addition, illiquid capital markets have resulted in temporary mark-to-market adjustments on Colonial’s highly-rated investment securities portfolio which do not reflect the portfolio’s underlying performance but negatively impact tangible common equity.

“A lesson learned from our prior experiences in times similar to these is the importance of being proactive in a challenging environment. During the first quarter, Colonial issued $250 million of subordinated debt which qualifies as regulatory capital. The common stock offering will provide more capital than would be required to remain well-capitalized even under very severe credit scenarios,” said Mr. Lowder. “Finally, the offering positions us well to create long-term shareholder value when the environment improves.”

The reduction of Colonial’s dividend is part of Colonial’s capital management plan. The dividend reduction will preserve upwards of $60 million of capital annually. “Our decision to reduce our common dividend was not taken lightly. However, we concluded it was the right long-term decision for shareholders because the persistent uncertainties of the current environment demand that we proceed cautiously with respect to capital,” said Mr. Lowder.

Colonial’s net charge-offs were $33.6 million, or 0.84% annualized of average loans, for the first quarter of 2008, down from 0.88% annualized for the fourth quarter of 2007. The nonperforming assets ratio at March 31, 2008 was 1.65% of period-end loans compared to 0.86% at December 31, 2007, reflecting both the continued deterioration in the Company’s residential real estate construction portfolio and the Company’s decision to work out many of its nonperforming loans rather than sell them at a deep discount to their intrinsic value. Colonial’s loan loss provision of $35.5 million exceeded net charge-offs by $2 million, increasing the loan loss reserve to $241 million. The loan loss reserve at March 31, 2008 was 1.50% of period-end loans.

Total loans were $16.1 billion at March 31, 2008 compared to $15.9 billion at December 31, 2007. Construction loans declined by $117 million, or 7% annualized, which was offset by an increase in mortgage warehouse loans.

“We have taken steps to strengthen Colonial’s position. We have systematically identified and isolated problematic credits, created a bankwide loan monitoring process that ends with me, and dedicated highly experienced, skilled people to the task of resolving individual credit situations. We’ve further strengthened our underwriting criteria to include lower loan to value ratios on residential property types, tightened credit criteria for consumer loan products and implemented increased risk based pricing across all lending lines.”

“While we are concentrating on the things that deserve extra care and attention right now, we continue to find that, even in the discouraging times, there are opportunities. So, as demand for loans has diminished, we have focused our loan officers on growing low cost deposits by partnering with the retail branch employees to call on commercial customers. This campaign has been successful as indicated in our deposit growth statistics in the first quarter. Growth in deposits has helped to improve our already strong liquidity position,” said Mr. Lowder.

Average deposits for the first quarter of 2008 increased 38% annualized from the fourth quarter of 2007 and 17% from the first quarter of 2007. Average retail deposit growth for the first quarter was 9% annualized over the fourth quarter, excluding brokered deposits and the impact of the acquisition of Citrus & Chemical Bancorporation.

Core noninterest income for the first quarter of 2008 increased 11% over the first quarter of 2007. “Another example of our opportunistic approach to the current market cycle occurred in late 2007 when Colonial took advantage of the disruption in the mortgage banking market and hired a team of experienced prime mortgage originators. As a result, mortgage banking fees increased $3.6 million, or 112%, over the first quarter of 2007,” said Mr. Lowder. Colonial’s financial planning services fee income, which increased $990,000, or 26%, over the first quarter of 2007, was also a contributor to noninterest income growth. Annuity sales, a key generator of financial planning services revenue, and fees from increased activity in the fixed income trading area, led to significant growth in financial planning services fee income. The strong fee increases were partially offset by a $6 million, or 86%, decrease in mortgage warehouse fees.

Core noninterest expense increased in the first quarter of 2008 by 12% over the fourth quarter of 2007 due to one full quarter of Citrus & Chemical expenses versus one month in the fourth quarter, seasonal increases in payroll taxes and benefits, increased sub-servicing expenses related to increased mortgage warehouse assets and the cost of FDIC insurance. Colonial’s core noninterest expense to average assets ratio was 2.28% for the first quarter of 2008 compared to 2.22% for the fourth quarter of 2007.

Net interest income declined by $13.6 million from the fourth quarter of 2007 as the Company’s net interest margin contracted by 49 basis points in the quarter. The rapid reductions in the prime and LIBOR rates in the first quarter repriced approximately half of the Company’s loan portfolio. Deposit costs did not decline in tandem with the decline in prime and LIBOR rates due to intense competition for deposit dollars from financial services companies as a result of the illiquid capital markets.

“If there is a silver lining in this credit cycle, it is that Colonial is prepared to tackle the tough times because of the decisions we made in the good times. With the help of the market insight provided by our local management and boards of directors, we detected signs of overbuilding in certain parts of Florida in 2006. Earlier, we saw the signs of potential weakness in the Miami condominium market. In response, we pulled back on new residential development lending and implemented a moratorium on new high rise condominium development loans. These forward thinking strategies are what Colonial has relied upon and will continue to utilize in order to maintain our position of strength and stability in uncertain times,” concluded Mr. Lowder.

Colonial BancGroup operates 342 branches in Florida, Alabama, Georgia, Nevada and Texas with approximately $27 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In some newspapers, the stock is listed as ColBgp.

Colonial’s management will host a conference call on April 21, 2008 at 9:00 AM/ET to discuss the earnings results for the first quarter of 2008. Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation by visiting Colonial’s website at www.colonialbank.com. The webcast will be hosted under “Events and Presentations” located under the “Investor Relations” section of the website. To participate in the Q&A session of the conference call, dial (877)397-0300 or (719)325-4864 Toll International, (Leader: Lisa Free).

A replay of the conference call will be available beginning at 12:00 PM/ET on April 21, 2008 and ending at midnight on April 26, 2008 by dialing (888) 203-1112 (Domestic Toll-Free) or (719) 457-0820 (Toll International). The passcode for both numbers is 1764761.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “potential” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	losses to our loan portfolio are greater than estimated or expected;

•	an inability to raise additional capital on terms and conditions that are satisfactory;

•	the impact of current economic conditions on our ability to borrow additional funds to meet our liquidity needs;

•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied and projected returns on investments;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry and from non-banks;

•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;

•	the inability of BancGroup to realize elements of its strategic plans for 2008 and beyond;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;

•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;

•	the impact of recent and future federal and state regulatory changes;

•	current and future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation (deflation);

•	acts of terrorism or war; and

•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary

(Dollars in millions)	Mar 31, 2008	Dec 31, 2007	%Change Dec ‘07 to Mar ‘08
Total assets	$27,353	$25,976	5%
Loans, net of unearned income	16,094	15,923	1%
Total securities	3,495	3,683	-5%
Non-time deposits	9,578	9,772	-2%
Total deposits	19,271	18,544	4%
Shareholders’ equity	2,172	2,274	-4%

Earnings Summary

	Three Months Ended			Three Months Ended
(In thousands, except per share amounts)	Mar 31, 2008	Dec 31, 2007	% Change Dec ‘07 to Mar ‘08	Mar 31, 2008	Mar 31, 2007	% Change Mar 31, ‘07 to ‘08
Net Income:
Net interest income	$181,624	$195,201	-7%	$181,624	$179,945	1%
Provision for loan losses	35,543	93,295	-62%	35,543	2,250	1480%
Core noninterest income (1)	51,672	57,316	-10%	51,672	46,394	11%
Securities and derivatives gains, net	6,075	1,950	212%	6,075	981	519%
Securities restructuring charges	—	—	—	—	(36,006)	100%
Gain on sale of mortgage loans	—	—	—	—	3,850	-100%

Total noninterest income	57,747	59,266	-3%	57,747	15,219	279%
Core noninterest expense (1)	157,810	140,814	12%	157,810	130,291	21%
Severance expense	236	2,571	-91%	236	3,025	-92%
Merger related expenses	—	1,717	-100%	—	429	-100%
Net losses related to the early extinguishment of debt	5,932	—	100%	5,932	4,396	35%

Total noninterest expense	163,978	145,102	13%	163,978	138,141	19%
Minority interest expense/REIT preferred dividends	5,336	5,336	—	5,336	—	100%

Income before tax	34,514	10,734	222%	34,514	54,773	-37%
Income tax	9,717	1,762	451%	9,717	18,294	-47%

Net Income	$24,797	$8,972	176%	$24,797	$36,479	-32%

EARNINGS PER SHARE - DILUTED	$0.16	$0.06	167%	$0.16	$0.24	-33%

Average diluted shares outstanding	157,528	154,532		157,528	153,450
KEY RATIOS:
Net interest margin	2.94%	3.43%	-14%	2.94%	3.46%	-15%
Book value per share	$13.74	$14.44	-5%	$13.74	$13.71	—
Book value per share excluding unrealized gain(loss) on AFS securities	$14.39	$14.46	—	$14.39	$13.72	5%
Dividends paid per share	$0.19	$0.1875	1%	$0.19	$0.1875	1%

(1)	Represents non-GAAP measures.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

Earnings Summary

(Dollars in thousands)	1st Qtr. 2008	4th Qtr. 2007	3rd Qtr. 2007	2nd Qtr. 2007	1st Qtr. 2007
Net interest income	$181,624	$195,201	$196,011	$190,217	$179,945
Provision for loan loss	35,543	93,295	4,800	6,105	2,250
Noninterest income:
Service charges on deposit accounts	19,228	19,717	19,376	18,694	17,679
Electronic banking	5,004	4,843	4,923	4,648	4,401
Other retail banking fees	2,548	2,614	2,794	3,255	3,612

Retail banking fees	26,780	27,174	27,093	26,597	25,692
Financial planning services	4,812	4,123	4,506	4,283	3,822
Mortgage banking origination and sales	6,760	4,840	3,236	3,660	3,187
Mortgage warehouse fees	995	3,017	5,936	6,332	6,955
Bank-owned life insurance	5,120	5,203	5,070	5,002	4,955
Other income	7,205	12,959	7,117	6,891	1,783

Core noninterest income	51,672	57,316	52,958	52,765	46,394
Securities and derivatives gains, net	6,075	1,950	—	1,116	981
Securities restructuring charges	—	—	—	—	(36,006)
Gain on sale of mortgage loans	—	—	—	—	3,850
Gain on sale of merchant services	—	—	—	4,900	—

Total noninterest income	57,747	59,266	52,958	58,781	15,219
Noninterest expense:
Salaries and employee benefits	73,667	70,900	68,345	70,256	69,554
Occupancy expense of bank premises, net	23,055	21,848	19,634	18,722	18,505
Furniture and equipment expense	14,703	13,564	13,226	13,350	13,122
Professional services	5,638	5,092	4,967	4,628	4,100
FDIC insurance and other regulatory fees	4,562	2,129	1,727	1,232	1,213
Electronic banking and other retail banking expenses	4,157	4,175	5,766	5,507	4,212
Amortization of intangible assets	4,163	3,606	3,500	3,201	3,051
Communications	2,819	2,531	2,677	2,900	2,991
Loss on equity investments	2,747	1,434	660	670	255
Loan and other real estate related costs	2,649	1,376	1,170	898	338
Postage and courier	2,622	2,736	2,589	2,692	2,639
Advertising	2,603	2,597	1,570	3,683	2,215
Travel	1,439	1,670	1,586	1,950	1,739
Other expense	12,986	7,156	6,281	7,647	6,357

Core noninterest expense	157,810	140,814	133,698	137,336	130,291
Severance expense	236	2,571	500	520	3,025
Merger related expenses	—	1,717	753	1,116	429
Net losses related to the early extinguishment of debt	5,932	—	—	2,512	4,396

Total noninterest expense	163,978	145,102	134,951	141,484	138,141
Minority interest expense/REIT preferred dividends	5,336	5,336	5,336	2,312	—

Income before tax	34,514	10,734	103,882	99,097	54,773
Income tax	9,717	1,762	34,527	32,978	18,294

Net Income	$24,797	$8,972	$69,355	$66,119	$36,479

Earnings per share - Diluted	$0.16	$0.06	$0.45	$0.43	$0.24

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION

(Dollars in thousands)	Mar 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	Mar 31, 2007
Assets:
Cash and due from banks	$400,880	$474,948	$403,302	$373,978	$359,233
Interest bearing deposits in banks, federal funds sold	11,196	100,160	11,269	11,716	238,105
Securities purchased under agreements to resell	2,106,205	2,049,664	2,084,565	1,195,827	1,327,610
Total securities (AFS and HTM)	3,494,654	3,682,510	3,574,510	2,720,205	3,386,146
Loans held for sale	2,951,777	1,544,222	1,243,265	2,040,352	1,113,998
Loans, net of unearned income	16,094,478	15,923,178	15,206,452	15,457,047	14,921,476
Less: Allowance for loan losses	(240,795)	(238,845)	(172,678)	(178,274)	(172,602)

Net loans	15,853,683	15,684,333	15,033,774	15,278,773	14,748,874
Premises and equipment, net	509,164	500,558	466,933	464,911	426,893
Intangible assets, net	1,064,485	1,071,605	912,131	915,379	671,282
Bank-owned life insurance	480,722	475,593	472,324	467,240	462,238
Accrued interest and other assets	479,981	392,396	341,993	354,581	337,523

Total Assets	$27,352,747	$25,975,989	$24,544,066	$23,822,962	$23,071,902

Liabilities and Shareholders’ Equity:
Noninterest bearing transaction accounts	$3,050,729	$2,988,457	$3,445,459	$3,166,851	$2,964,585
Interest bearing transaction accounts	6,526,822	6,783,116	6,331,223	6,505,883	6,444,194

Total non-time deposits	9,577,551	9,771,573	9,776,682	9,672,734	9,408,779
Time deposits	7,828,384	7,317,108	6,834,610	7,052,084	6,532,932
Brokered time deposits	1,865,393	1,455,586	323,349	359,245	441,012

Total deposits	19,271,328	18,544,267	16,934,641	17,084,063	16,382,723
Repurchase agreements	540,589	568,721	571,331	613,289	768,705
Federal funds purchased and other short-term borrowings	639,000	—	751,000	535,320	511,076
Long-term debt	4,169,939	4,023,836	3,604,927	2,919,387	3,051,628
Other liabilities	266,816	272,536	220,015	167,937	261,442

Total liabilities	24,887,672	23,409,360	22,081,914	21,319,996	20,975,574
Minority interest/REIT preferred securities	293,058	293,058	293,206	293,278	—
Total shareholders’ equity	2,172,017	2,273,571	2,168,946	2,209,688	2,096,328

Total Liabilities and Shareholders’ Equity	$27,352,747	$25,975,989	$24,544,066	$23,822,962	$23,071,902

Common Shares Issued	168,063,887	167,407,169	163,172,315	163,102,683	156,662,992
Common Shares Outstanding	158,097,161	157,440,442	153,205,588	157,378,056	152,954,065

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

AVERAGE VOLUME AND RATES

(unaudited)

	Three Months Ended
	March 31, 2008			December 31, 2007			March 31, 2007
(Dollars in thousands)	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets:
Loans, net of unearned income (2)	$15,994,073	$261,438	6.57%	$15,388,350	$285,155	7.36%	$15,349,322	$293,474	7.74%
Loans held for sale (2)	3,160,736	40,397	5.14%	1,642,694	27,125	6.55%	1,287,027	21,981	6.93%
Securities (2)	3,677,145	54,612	5.94%	3,729,893	55,023	5.90%	3,265,920	43,005	5.27%
Securities purchased under agreements to resell	2,115,209	28,259	5.37%	2,021,052	33,529	6.59%	1,058,496	17,964	6.87%
Other interest earning assets	120,231	992	3.32%	135,136	1,512	4.45%	97,005	1,171	4.90%

Total interest earning assets	25,067,394	$385,698	6.18%	22,917,125	$402,344	6.98%	21,057,770	$377,595	7.25%

Nonearning assets (2)	2,582,448			2,414,450			1,996,179

Total assets	$27,649,842			$25,331,575			$23,053,949

Liabilities and Shareholders’ Equity:
Interest bearing non-time deposits	$6,609,657	$32,634	1.99%	$6,363,370	$43,564	2.72%	$6,313,784	$48,481	3.11%
Time deposits	9,080,876	104,872	4.64%	7,791,880	96,899	4.93%	6,872,764	84,603	4.99%

Total interest bearing deposits	15,690,533	137,506	3.52%	14,155,250	140,463	3.94%	13,186,548	133,084	4.09%
Repurchase agreements	544,218	3,705	2.74%	566,305	5,065	3.55%	763,461	8,555	4.54%
Federal funds purchased and other short-term borrowings	1,379,961	11,592	3.38%	937,034	10,985	4.65%	1,164,191	15,277	5.32%
Long-term debt (2)	4,084,015	49,110	4.83%	3,907,985	48,484	4.93%	2,925,030	40,018	5.53%

Total interest bearing liabilities	21,698,727	$201,913	3.74%	19,566,574	$204,997	4.16%	18,039,230	$196,934	4.42%

Noninterest bearing demand deposits	3,067,214			2,982,015			2,780,374
Other liabilities (2)	309,546			236,435			166,607

Total liabilities	25,075,487			22,785,024			20,986,211
Minority interest/REIT preferred securities	293,058			293,098			—
Shareholders’ equity	2,281,297			2,253,453			2,067,738

Total liabilities and shareholders’ equity	$27,649,842			$25,331,575			$23,053,949

Rate differential			2.44%			2.82%			2.83%
Net yield on interest-earning assets on a tax equivalent basis		$183,785	2.94%		$197,347	3.43%		$180,661	3.46%
Taxable equivalent adjustments (1):
Loans		(195)			(204)			(146)
Securities		(1,966)			(1,942)			(570)

Total taxable equivalent adjustments		(2,161)			(2,146)			(716)

Net interest income		$181,624			$195,201			$179,945

TOTAL AVERAGE DEPOSITS
Total interest bearing deposits	$15,690,533	$137,506	3.52%	$14,155,250	$140,463	3.94%	$13,186,548	$133,084	4.09%
Noninterest bearing demand deposits	3,067,214	—	—	2,982,015	—	—	2,780,374	—	—

Total average deposits	$18,757,747	$137,506	2.95%	$17,137,265	$140,463	3.25%	$15,966,922	$133,084	3.38%

(1)	Interest earned and average rates on securities and loans exempt from income taxes are reflected on a fully tax equivalent basis using a federal income tax rate of 35%, net of nondeductible interest expense.

(2)	Unrealized gains(losses) on available for sale securities and the adjustments for mark to market valuations on hedged assets and liabilities have been classified in either nonearning assets or other liabilities.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

SELECTED RATIOS AND ASSET QUALITY (unaudited)

SELECTED FINANCIAL RATIOS

	1st Qtr. 2008	4th Qtr. 2007	3rd Qtr. 2007	2nd Qtr. 2007	1st Qtr. 2007
Return on average assets*	0.36%	0.14%	1.15%	1.15%	0.64%
Return on average equity*	4.37%	1.58%	12.65%	12.24%	7.15%
Efficiency ratio(1)	67.02%	55.29%	53.29%	56.20%	57.38%
Noninterest income(1)/ avg assets*	0.75%	0.90%	0.88%	0.92%	0.82%
Noninterest expense(1)/ avg assets*	2.28%	2.22%	2.24%	2.38%	2.26%
Net interest margin	2.94%	3.43%	3.65%	3.66%	3.46%
Tangible common equity ratio:
Tangible common equity	4.21%	4.83%	5.32%	5.65%	6.36%
Tangible common equity excluding unrealized gain(loss) on AFS securities	4.59%	4.84%	5.40%	5.80%	6.37%
Tier I capital	8.05%**	8.22%	8.94%	9.14%	8.91%
Total capital	12.01%**	11.01%	11.50%	11.69%	11.56%
Leverage	6.10%**	6.67%	7.34%	7.92%	7.41%

(1)	These ratios utilize core noninterest income and core noninterest expense which represent non-GAAP measures.

*	Annualized

**	Estimated

SELECTED CREDIT QUALITY RATIOS

	March 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	March 31, 2007
Period end:
Allowance as a percent of net loans	1.50%	1.50%	1.14%	1.15%	1.16%
Allowance as a percent of net loans excluding mortgage warehouse loans	1.54%	1.52%	1.14%	1.16%	1.16%
Total nonperforming assets as a percent of net loans, other real estate and repossessions	1.65%	0.86%	0.46%	0.29%	0.22%
Allowance as a percent of nonperforming assets	90%	174%	246%	391%	525%
Allowance as a percent of nonperforming loans	98%	196%	280%	460%	601%
Net charge-offs as a percent of average net loans:
Quarter to date (annualized)	0.84%	0.88%	0.27%	0.20%	0.06%
Year to date (annualized)	0.84%	0.35%	0.18%	0.13%	0.06%

NONPERFORMING ASSETS

(Dollars in thousands)	March 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	March 31, 2007
Nonaccrual loans	$246,482	$121,886	$61,599	$38,719	$28,721
Restructured loans	—	—	—	—	—

Total nonperforming loans	246,482	121,886	61,599	38,719	28,721
Other real estate owned and repossessions	19,831	15,760	8,554	6,833	4,134

Total nonperforming assets	$266,313	$137,646	$70,153	$45,552	$32,855

Aggregate loans contractually past due 90 days for which interest is being accrued	$70,638	$23,837	$20,617	$19,468	$6,247
Total charge-offs	$35,090	$34,818	$13,744	$9,234	$3,542
Total recoveries	(1,497)	(923)	(3,348)	(1,654)	(1,347)

Net charge-offs:
Quarter to date	$33,593	$33,895	$10,396	$7,580	$2,195
Year to date	$33,593	$54,066	$20,171	$9,775	$2,195